Item 77I DWS GNMA Fund (a
series of DWS Income Trust)

At a Board meeting held on January
11, 2012, the creation of Class R for
DWS GNMA Fund (the "Fund")
was approved.  Class R shares for
the Fund became effective on May
1, 2012.


Item 77I DWS High Income Fund
(a series of DWS Income Trust)

At a Board meeting held on January
11, 2012, the creation of Class R
and Class S for DWS High Income
Fund (the "Fund") was approved.
Class R and Class S shares for the
Fund became effective on May 1,
2012.




E:\Electronic Working Files\03 - NSAR\2012\9-
30-2012\DWS Income Trust\03-Exhibits\Item 77I
DWS GNMA Fund New Class R.Docx